Exhibit 5.1

[Cimarex Energy Co. Letterhead]

May 18, 2011

Cimarex Energy Co.

1700 Lincoln Street, Suite 1800

Denver, CO  80203

Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 20, 2011 (the “Registration Statement) by Cimarex Energy Co., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the offer and sale of an aggregate of up to 5,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be offered and issued under the Cimarex Energy Co. 2011 Equity Incentive Plan and the Cimarex Energy Co. 401(k) Plan (collectively the “Plans”).

In reaching the opinions set forth herein, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as I deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Amended and Restated Bylaws of the Company, (iv) certain resolutions adopted by the board of directors of the Company, (v) the Cimarex Energy Co. 2011 Equity Incentive Plan (the “Plan”), and (vi) such other certificates, instruments and documents as I have considered necessary for purposes of this opinion letter.

I have assumed that (i) all information contained in all documents I reviewed is true, correct and complete, (ii) all signatures on all documents I reviewed are genuine, (iii) all documents submitted to me as originals are true and complete; (iv) all documents submitted to me as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents I have examined were competent to execute and deliver such documents.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations I deem relevant, I am of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the applicable Plans, will be validly issued, fully paid and non-assessable shares.

This opinion is limited in all respects to the laws of the State of Delaware and the federal laws of the United States of America, and I do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Thomas A. Richardson

Vice President and General Counsel